Exhibit 10.10
Execution Version
THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF THE DATE HEREOF (THE “SUBORDINATION AGREEMENT”), AMONG BORROWER (AS HEREINAFTER DEFINED), LENDER (AS HEREINAFTER DEFINED) AND SENIOR AGENT (AS HEREINAFTER DEFINED), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY BORROWER PURSUANT TO THAT CERTAIN FIRST AMENDED LOAN AND SECURITY AGREEMENT, DATED AS OF THE DATE HEREOF (THE “SENIOR LOAN AGREEMENT”), AMONG BORROWER, THE SUBSIDIARIES OF BORROWER PARTY THERETO, THE LENDERS FROM TIME TO TIME PARTY THERETO AND SENIOR AGENT AND PURSUANT TO THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE SENIOR LOAN AGREEMENT) AS SUCH SENIOR LOAN AGREEMENT AND OTHER LOAN DOCUMENTS MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS THEREUNDER AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

LOAN AGREEMENT
by and between
SCHURMAN FINE PAPERS, d/b/a PAPYRUS
as Borrower,
and
AMERICAN GREETINGS CORPORATION
as Lender
Dated as of April 17, 2009

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(continued)

-ii-

(continued)

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(continued)

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(continued)

		Page

14.3	Reserved	44
14.4	Severability of Provisions	44
14.5	Amendments in Writing	44
14.6	Counterparts; Telefacsimile Execution	45
14.7	Revival and Reinstatement of Obligations	45
14.8	Integration	45
14.9	Reserved	45
14.10	Press Releases	45
14.11	No Strict Construction	45

-v-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Compliance Certificate
Exhibit B-1	Business Plan
Exhibit 2.1(f)	Form of Revolving Credit Note

Schedule P-1	Permitted Liens
Schedule 4.3	Legal Status
Schedule 4.4(b)	Capitalization of Borrower
Schedule 4.4(c)	Borrower’s Subsidiaries
Schedule 4.4(d)	Options and Warrants
Schedule 4.5	Consents, Approvals, and Registrations
Schedule 4.6(a)	Litigation
Schedule 4.10	Environmental Matters
Schedule 4.12	Intellectual Property
Schedule 4.14	Permitted Indebtedness
Schedule 4.16	Royalty Contracts and Payments
Schedule 4.19	Insurance
Schedule 4.25	Shareholder Agreements
Schedule 4.26	Existing Permitted Investments
Schedule 5.7	Location of Inventory and Equipment
Schedule 6.15	Subleases

-vi-

LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) is entered into as of April 17, 2009 by and between AMERICAN GREETINGS CORPORATION, an Ohio corporation (“Lender”), with offices at One American Road, Cleveland, Ohio 44144, and SCHURMAN FINE PAPERS d/b/a PAPYRUS (“Papyrus” or “Borrower”), in consideration of mutual covenants contained herein and benefits derived herefrom.
RECITALS
     WHEREAS, Borrower has requested that Lender provide, and Lender is willing to provide, a revolving credit facility on the terms and conditions set forth in this Agreement and the other Loan Documents.
     NOW THEREFORE, in consideration of the mutual covenants contained herein and the benefits to be derived herefrom, the parties hereto hereby agree as follows.
WITNESSETH:
1. DEFINITIONS AND CONSTRUCTION.
     1.1 Definitions.
     As used in this Agreement, the following terms shall have the following definitions:
     “Accounts” means all of Borrower’s now owned or hereafter acquired rights, title, and interests with respect to “accounts” (as such term is defined from time to time in the Code and including, without limitation, credit card receivables), and any and all supporting obligations in respect thereof.
     “Acquired Assets” means the “Retailed Purchased Assets” as such term is defined in the Purchase and Sale Agreement.
     “Act” has the meaning set forth in Section 14.9.
     “Administrative Fee” has the meaning set forth in Section 2.8(d).
     “Advances” has the meaning set forth in Section 2.1(a).
     “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a

Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person. In no event shall Lender be deemed an Affiliate of Borrower.
     “Agreement” has the meaning set forth in the preamble hereto.
     “AG Credit Agreement” means that certain Credit Agreement, dated as of April 4, 2006, by and among Lender, the foreign subsidiaries of Lender from time to time party thereto, the lenders from time to time party thereto, National City Bank, as global administrative agent, and the other agents party thereto, as the same may be from time to time modified, amended, restated or supplemented, and any renewal, extension or refinancing thereof.
     “Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, treaties or other requirements having the force of law, and (ii) all court orders, judgments, opinions, decrees and injunctions, arbitrator’s decisions, and/or similar rulings, in each instance (i) and (ii) of or by any federal, state, municipal, and other Governmental Authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.
     “Authorized Person” means the Chief Executive Officer or the Chief Financial Officer of Borrower, or any other officer or employee designated by the Board of Directors of Borrower in writing to Lender and reasonably acceptable to Lender.
     “Availability” means, as of any date of determination, the result of
          (a) the Maximum Revolver Amount
     Minus
          (b) the aggregate unpaid balance of the Loan Account
     Minus
          (c) the undrawn face amount of the Letter of Credit (Bridge).
     “Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.
     “Base Rate” means the greater of (i) the “Base Rate” as defined in the AG Credit Agreement and (ii) the sum of the “Adjusted Eurodollar Rate” as defined in the AG Credit Agreement plus 1.0%.
     “Base Rate Margin” means 6.5% per annum.
     “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

     “Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf thereof.
     “Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets or liabilities, all of Borrower’s or its Subsidiaries’ Records relating to its or their business operations or financial condition, and all of its or their goods (as defined in the Code) or General Intangibles related to such information).
     “Borrower” has the meaning set forth in the preamble to this Agreement.
     “Borrowing” means a borrowing hereunder consisting of Advances made on the same day by Lender.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close in Cleveland, Ohio.
     “Business Plan” means the set of Projections of Borrower for the period following the Closing Date to January 2011 (on a year by year basis) attached hereto as Exhibit B-1, and similar sets of monthly and annual Projections required to be delivered pursuant to Section 5.2 of this Agreement, together, in each case, with any amendment, modification or revision thereto approved by Lender in its Permitted Discretion.
     “Capital Expenditures” means expenditures for the purchase or construction of fixed assets, plant and equipment which are capitalized in accordance with GAAP.
     “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     “Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.
     “Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 20% of the Stock of Borrower having the right to vote for the election of members of the Board of Directors of Borrower; (b) a majority of the members of the Board of Directors of Borrower do not constitute Continuing Directors; (c) Parent or a Subsidiary of Parent ceases to collectively own and control, directly or indirectly, 55% of the outstanding capital Stock or limited liability company membership interests of Borrower; or (d) Borrower ceases to own and control, directly or indirectly, 100% of the outstanding capital Stock or limited liability company membership interests of any of its direct or indirect Subsidiaries.
     “Closing Date” means the date on which all of the conditions precedent set forth at Section 3.1 are satisfied as determined by Lender in its Permitted Discretion.
     “Code” means the Uniform Commercial Code, as in effect from time to time in the State of Ohio.
     “Commitment” means Ten Million Dollars ($10,000,000.00).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit A-1 delivered by the chief financial officer of Borrower to Lender.
     “Consolidated” means when used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of Borrower and its Subsidiaries.
     “Continuing Director” means (a) any member of the Board of Directors of Borrower who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.
     “Customer Credit Liabilities” means gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopper programs, and similar liabilities of Borrower to their retail customers and prospective customers.
     “Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.
     “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means the applicable interest as set forth in Section 2.4(c).

     “Designated Account” means an account of Borrower located at Wells Fargo Bank, N.A. with account number 4121720502 and ABA number 121000248.
     “Distribution” means, with respect to any Person, (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital Stock of such Person, other than dividends payable solely in shares of common Stock of such Person, (b) the purchase, redemption, or other retirement of any shares of any class of capital Stock of such Person, directly or indirectly, (c) the return of capital by such Person to its shareholders or members, or (d) any other distribution on or in respect of any shares of any class of capital Stock of such Person.
     “Disposed Assets” means the “Wholesale Purchased Assets” as such term is defined in the Purchase and Sale Agreement.
     “Dollars” or “$” means United States dollars.
     “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrower or any predecessor in interest.
     “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
     “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

     “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
     “EPI” means EPI Printers, Inc.
     “EPI Intercreditor & Subordination Agreement” means that certain Intercreditor & Subordination Agreement, among EPI and Lender, dated as of the date hereof, pursuant to which EPI subordinates its repayment rights and other rights and interest in the EPI Notes in favor of Lender.
     “EPI Notes” means those certain Promissory Notes, dated as of the date hereof, issued by Papyrus in favor of EPI.
     “Equipment” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “equipment” (as such term is defined from time to time in the Code), fixtures and vehicles (including motor vehicles), including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
     “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).
     “Event of Default” has the meaning set forth in Section 7.
     “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
     “Existing Warrants” means the warrants listed on Schedule 4.4(b).
     “Existing Warrant-holder” means each of the Persons identified as holders of Existing Warrants on Schedule 4.4(b).
     “Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Lender.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

     “Fiscal” means, when followed by “month” or “quarter”, the relevant fiscal period based on Borrower’s fiscal year and accounting conventions (e.g. a reference to “April Fiscal 2009” is to the fiscal month of April of Borrower’s 2009 fiscal year). When followed by reference to a specific year, the fiscal year which encompasses the majority of months in such fiscal year (e.g. if Borrower’s 2009 fiscal year ends in January 2009 reference to that year would be to Borrower’s “Fiscal 2009”).
     “Funding Date” means any date on which a Borrowing occurs.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
     “General Intangibles” means all of Borrower’s now owned or hereafter acquired right, title, and interest with respect to “general intangibles” or “intangibles” (as such terms are defined from time to time in the Code), and any and all supporting obligations in respect thereof.
     “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
     “Governmental Authority” means any federal, state, local or other political subdivision thereof or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
     “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
     “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.
     “Indemnified Liabilities” has the meaning set forth in Section 10.2.

     “Indemnified Person” has the meaning set forth in Section 10.2.
     “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
     “Inventory” means all Borrower’s now owned or hereafter acquired rights, title, and interests with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by Borrower as lessor, goods that are furnished by Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in Borrower’s business.
     “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
     “IRC” means the Internal Revenue Code of 1986, as amended.
     “Leasehold Interest” means “Leasehold Interest” as defined in the Senior Credit Agreement.
     “Lender” has the meaning set forth in the preamble to this Agreement.
     “Lender’s Account” means an account of Lender located at National City Bank, with account number 4007736, ABA number 041000124 and account name American Greetings Corporation.
     “Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Lender, (b) reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with Borrower, including, reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) reasonable out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, (e) reasonable audit fees and expenses of Lender related to audit examinations of the Books to the extent of the fees and charges (and in all cases subject to the limitations and restrictions contained in this Agreement), (f) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents, (g) Lender’s reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (h) Lender’s reasonable out-of-pocket fees and expenses (including attorneys’ fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought.
     “Lender-Related Person” means Lender, together with Lender’s Affiliates, and the officers, directors and employees of Lender.
     “Letter of Credit (Bridge)” means that certain Irrevocable Standby Letter of Credit No. SCL015563 issued by National City Bank on behalf of Lender to WFRF, as beneficiary, with an initial issue date of April 16, 2009, and any renewal or replacement thereof.
     “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes or from a sale of accounts receivable or chattel paper, or the interest of a lessor under a Capital Lease or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.
     “Loan Account” has the meaning set forth in Section 2.7.
     “Loan Documents” means this Agreement and all documents executed or delivered in connection with this Agreement, including, without limitation any Revolving Credit Note, the EPI Intercreditor & Subordination Agreement, the Schurman Family Intercreditor & Subordination Agreement, any certificates (including without limitation, each Solvency Certificate, and each Compliance Certificate) from time to time delivered by Borrower pursuant to this Agreement or any other Loan Document, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by Borrower and Lender in connection with this Agreement.
     “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, or (b) any impairment of Borrower’s ability to perform its material obligations under the Loan Documents or of Lender’s ability to enforce the Obligations.
     “Maximum Revolver Amount” means $10,000,000.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor company thereto which is a nationally recognized statistical rating organization and otherwise reasonably acceptable to Lender in its Permitted Discretion.
     “Multiple Closing Minimum” has the meaning set forth in Section 6.13.
     “Obligations” means all Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations with respect to outstanding premiums, liabilities, obligations, fees (including, without limitation, the Unused Line Fee), charges, costs, Lender Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, indemnification obligations arising pursuant to the Loan Documents (including, without limitation, underSection 10.2), and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.
     “Papyrus” has the meaning set forth in the preamble to this Agreement.
     “Parent” means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., and Dorset Capital L.P.
     “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment.
     “Permitted Dispositions” means (a) sales or other dispositions by Borrower or its Subsidiaries of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales by Borrower or its Subsidiaries of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrower or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing and sub-licensing by Borrower or its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) sales, including “going-out-of business” sales and other dispositions in respect of locations being closed in compliance with Section 6.13 hereof, (f) Permitted Liens and (g) the sale or transfer of the Disposed Assets in accordance with the Purchase and Sale Documents.
     “Permitted Holder” means (a) Parent or its Affiliates and (b) the Schurman Family.

     “Permitted Investments” means (a) investments in Cash Equivalents, (b) advances made in connection with purchases of goods or services in the ordinary course of business; (c) investments received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, such customers or suppliers arising in the ordinary course of business, (d) Investments existing as of the Closing Date set forth on Schedule 4.26, and (e) other Investments not to exceed $22,000 in the aggregate at any time outstanding.
     “Permitted Liens” means (a) Liens in favor of the Senior Agent, (b) Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law or pursuant to contract in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, (ii) are the subject of Permitted Protests, or (iii) result from the Purchase and Sale, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) non-exclusive licenses or sublicenses entered in the ordinary course of Borrower’s business, (m) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (n) Liens which constitute rights of set-off of a customary nature or bankers’ or securities intermediaries’ Liens with respect to amounts on deposit or investment property, as applicable, whether arising by operation of law or by contract, in connection with arrangements entered into with banks or securities intermediaries, to the extent permitted by the Loan Documents, and (o) subleases entered in the ordinary course of Borrower’s business.
     “Permitted Protest” means the right of Borrower or any of its Subsidiaries, as applicable, to protest any Lien, Taxes (other than payroll Taxes or Taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by Borrower or any of its Subsidiaries, as applicable, in good faith.
     “Permitted Purchase Money Indebtedness” means, as of any date of determination, (i) Purchase Money Indebtedness, and (ii) Capitalized Lease Obligations in an aggregate amount outstanding at any one time not in excess of $550,000. In no event shall Permitted Purchase Money Indebtedness include Indebtedness incurred for the purpose of financing all or any part of the acquisition cost of any Inventory.

     “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
     “Preferred Stock” means the Series A Preferred Stock and Series B Preferred Stock of Papyrus.
     “Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
     “Purchase and Sale” means the series of transactions between Lender and its Affiliates, on the one hand, and Papyrus and its Affiliates, on the other hand, pursuant to which Papyrus purchases from Lender and its Affiliates the Acquired Assets and sells, transfers and conveys to Lender and its Affiliates the Disposed Assets.
     “Purchase and Sale Agreement” means the Purchase and Sale Agreement among AG and its Subsidiaries party thereto and Papyrus and its Subsidiaries party thereto dated as of the Restatement Date.
     “Purchase and Sale Documents” means, collectively, the Purchase and Sale Agreement and each “Ancillary Agreement” as defined in the Purchase and Sale Agreement.
     “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
     “Real Property” means any fee, leasehold or other estate or interest in real property now or hereafter owned or leased hereafter acquired by Borrower and the improvements thereto.
     “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
     “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by Applicable Law, including 42 U.S.C. §9601.
     “Restricted Payment” means (i) any cash dividend or other cash distribution or payment, direct or indirect, on or on account of any shares of any class of stock of Borrower now or hereafter outstanding (including any payments to any holders of Preferred Stock or warrants in their capacity as holders of such Stock but excluding any regular salary or bonus payments or other payments which Borrower may make to any Person who holds Stock or warrants in Borrower in such Person’s capacity as an employee of Borrower or any capacity other than as a shareholder or warrant holder in the ordinary course of Borrower’s business); (ii) any dividend or other distribution in respect of, or redemption, purchase or other acquisition, direct or indirect, of any shares of any class of stock of Borrower (including Preferred Stock) now or hereafter outstanding or of any warrants (including Existing Warrants), options or rights to purchase any such stock (including, without limitation, the repurchase of any such stock, warrant, option or right or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto); and (iii) any direct salary, non-salary managerial fees, fee (consulting, management or other), fringe benefit, allowance or other expense directly or indirectly paid or payable by Borrower (as compensation or otherwise) to any shareholder or Affiliate of Borrower (other than to an employee or consultant, to the extent of such employee’s or consultant’s compensation; provided that the terms of such compensation are approved by the applicable board of directors or the compensation committee thereof) and (iv) meeting fees, travel and expense reimbursement and clothing allowance payable to the directors of Borrower or any partner, shareholder or Affiliate (in his capacity as a director, partner, shareholder or Affiliate, but not as an employee) thereof, solely for purposes of this subsection (iv), not to exceed $100,000 per annum in the aggregate (and not for each director, partner, shareholder or Affiliate) or such greater amount as may be agreed to in writing by Lender, in its Permitted Discretion, upon request from Borrower provided that such cap on the meeting fees, travel and expense reimbursement and clothing allowance referenced in this clause (iv) shall not apply to the meeting fees, travel and expense reimbursement and clothing allowance payable to any director of Borrower or any partner, shareholder or Affiliate, in each case, solely in his or her capacity as an employee of Borrower.
     “Revolver Usage” means, as of any date of determination, the then extant amount of outstanding principal amount of Advances.
     “Revolving Credit” has the meaning set forth in Section 2.1(a).
     “Revolving Credit Maturity Date” means the date that is nineteen months after the Closing Date; provided, however, after the initial period, this Agreement shall automatically renew for up to three consecutive one-year periods unless either Borrower or Lender provides irrevocable written notice to the other party not less than 90 days prior to the end of such period of its intention to terminate the this Agreement. Notwithstanding the foregoing, the final Revolving Credit Maturity Date shall be June 25, 2013.
     “Revolving Credit Note” has the meaning set forth in Section 2.1(f).
     “Revolving Credit Obligations” means the aggregate of Borrower’s liabilities, obligations, and indebtedness of any character on account of or in respect to the Revolving Credit.
     “Revolving Credit Termination Date” shall mean the earliest to occur of: (a) the Revolving Credit Maturity Date; (b) termination of this Agreement by Borrower pursuant to Section 3.5; (c) termination of this Agreement by Lender pursuant to Section 8.1 for reasons other than an occurrence of an Event of Default pursuant to Sections 7.4 or 7.5; or (d) automatically upon the occurrence of an Event of Default pursuant to Sections 7.4 or 7.5.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., and any successor company thereto which is a nationally recognized statistical rating organization and is otherwise reasonably acceptable to Lender in its Permitted Discretion.
     “Schurman Family” means Dominique Schurman and Marcel Schurman (and each of their lineal heirs and descendants) and the Schurman 1988 Family Trust.
     “Schurman Family Intercreditor & Subordination Agreement” means that certain Intercreditor & Subordination Agreement, dated as of the date hereof, among the Schurman Family and Lender, pursuant to which the Schurman Family subordinates its repayment rights under the Schurman Family Notes in favor of Lender.
     “Schurman Family Notes” means, collectively, that certain Promissory Note, dated as of April 17, 2009, issued by Papyrus to Marcel Schurman, and that certain Promissory Note, dated as of April 17, 2009, issued by Papyrus to Margrit Schurman.
     “SEC” means the United States Securities and Exchange Commission and any successor thereto.
     “Senior Agent” means WFRF, as administrative agent, under the Senior Credit Agreement.
     “Senior Credit Agreement” means that certain First Amended and Restated Loan and Security Agreement, dated as of the date hereof, by and among Papyrus, each of its Subsidiaries party thereto, WFRF, as administrative agent, collateral agent and a revolving credit lender, and each other revolving credit lender party thereto, as amended from time to time.
     “Senior Indebtedness” means the “Obligations” as defined in the Senior Credit Agreement.
     “Shareholder Consent” means an agreement from any shareholder of Borrower, including holders of Preferred Stock, consenting to Borrower entering into the Loan Documents and the transactions contemplated hereby.
     “Solvency Certificate” means a certificate signed by an Authorized Person of Borrower, dated as of the Closing Date, demonstrating that Borrower is Solvent and reasonably acceptable to Lender.
     “Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).
     “Stock” means all shares, options, warrants, interests, participations, or other equity equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
     “Sublease Requirement” means “Sublease Requirement” as defined in the Senior Credit Agreement.
     “Subordination Agreement” means the Schurman Family Intercreditor & Subordination Agreement and the EPI Intercreditor & Subordination Agreement.
     “Subordinated Indebtedness” means aggregate Indebtedness of Borrower that is subordinate in right of payment and priority to the Obligations in a manner which is satisfactory to Lender in its Permitted Discretion.
     “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
     “Taxes” or “Tax” means includes any taxes, duties, fees, premiums, assessments, levies, tariffs and any other charges whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all fines, penalties, interest, additions to tax, installments on account of taxes, or other additional amounts imposed, assessed or collected by any Governmental Authority in respect thereof, and including those related to any tax-sharing agreement or any other contract relating to the sharing or payment of any such Taxes, or levied on, or measured by, or referred to as, gross income, net income, gross receipts, profits, royalty, capital, capital gains, transfer, land transfer, sales, goods and services, harmonized sales, use, alternative, net worth, value-added, severance, premium, real property, capital stock, personal property, ad valorem, windfall profits, environmental, excise, stamp, withholding, business, franchise, property development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and other government pension plan premiums or contributions, all withholdings on amounts paid to or by the relevant Person, and any liability for any of the foregoing as a transferee, successor, guarantor or by contract or by operation of Applicable Law, whether disputed or not.
     “Tax Returns” includes all returns, elections, filings, forms, and any other documents (whether in electronic, tangible or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes under Applicable Law.
     “Unused Line Fee” has the meaning set forth in Section 2.8(a).
     “Voidable Transfer” has the meaning set forth in Section 14.7.
     “WFRF” means Wells Fargo Retail Finance, LLC.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a Consolidated basis unless the context clearly requires otherwise.
     1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth from time to time in the Code unless otherwise defined herein.
     1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.
     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOAN AND TERMS OF PAYMENT.
     2.1 Revolving Credit.
          (a) During the term of this Agreement, Lender agrees to make cash advances (“Advances”) to Borrower in an aggregate amount at any one time outstanding not to exceed an amount equal to the difference of (i) the Maximum Revolver Amount minus (ii) the undrawn face amount of the Letter of Credit (Bridge), each as then in effect. The Advances to be made under this Section 2 shall be referred to as the “Revolving Credit”.
          (b) Reserved.
          (c) Lender shall have no obligation to make additional Advances hereunder to the extent an Event of Default has occurred and is continuing, or after giving effect to the issuance of such Advance (i) the Revolver Usage would exceed the lesser of Availability or the Maximum Revolver Amount, (ii) a Default or Event of Default would occur or (iii) the conditions set forth in Sections 3.1 and 3.2, as applicable, have not been satisfied or waived by Lender.
          (d) Amounts borrowed pursuant to this Section shall be repaid and, subject to the terms and conditions of this Agreement, may be reborrowed at any time during the term of this Agreement.
          (e) All amounts borrowed pursuant to this Section, together with all other Obligations, shall be due and payable on the Revolving Credit Termination Date.
          (f) Borrower’s obligation to repay Advances and other financial accommodations under the Revolving Credit, with interest as provided herein, may be evidenced by a note or notes substantially in the form of Exhibit 2.1(f) (the “Revolving Credit Note”), executed by Borrower, payable to Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Obligation. Upon Borrower being provided with an affidavit (which shall include an indemnity reasonably satisfactory to Borrower) from Lender to the effect that the Revolving Credit Note has been lost, mutilated, or destroyed, Borrower shall execute and deliver a replacement thereof to Lender.
     2.2 Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Lender, which notice must be received by Lender no later than 1:00 p.m. (Cleveland, Ohio time) at least four Business Days prior to the date that is the requested Funding Date, or such shorter period as agreed to by Lender in its sole discretion, and specify (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day and (iii) the use for which the proceeds are to be used.
     2.3 Payments.
          (a) Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made to Lender’s Account and shall be made in immediately available funds, no later than 1:00 p.m. (Cleveland, Ohio time) on the date specified herein. Any payment received by Lender later than 1:00 p.m. (Cleveland, Ohio time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
          (b) Application of Payments. Except as otherwise provided in the Loan Documents, all payments shall be remitted to Lender and all such payments shall be applied first to Lender Expenses and any fees and charges then due and payable hereunder, second to any accrued but unpaid interest then due and payable hereunder and, third, to reduce the outstanding principal balance of the Obligations.
     2.4 Interest Rates: Rates, Payments, and Calculations.
          (a) Interest Rates. Except as provided in clause (c) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.
          (b) Reserved.

          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, and without notice to Borrower, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two percentage points above the per annum rate otherwise applicable hereunder (the “Default Rate”).
          (d) Payment. Interest and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Lender, from time to time, without prior notice to Borrower, to charge such interest and fees, all Lender Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.8 (as and when accrued or incurred) and all other payments as and when due and payable under any Loan Document to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances. Lender shall provide Borrower with copies of invoices it receives in respect to Lender Expenses upon request.
          (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     2.5 Crediting Payments. The receipt of any payment item by Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into Lender’s Account on a Business Day on or before 1:00 p.m. (Cleveland, Ohio time). If any payment item is received into Lender’s Account on a non-Business Day or after 1:00 p.m. (Cleveland, Ohio time) on a

Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.
     2.6 Designated Account. Lender is authorized to make the Advances under this Agreement based upon instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.4(c). Borrower agrees to establish and maintain the Designated Account for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder. Notwithstanding the foregoing, Lender, in its sole discretion, may make Advances directly to creditors of Borrower provided such Advance satisfies the requirements of Section 6.15.
     2.7 Maintenance of Loan Account; Statements of Obligations.
          (a) Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by Lender to Borrower and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Expenses incurred by Lender. Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses incurred by Lender, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.
     2.8 Fees. Borrower shall pay to Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):
          (a) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee for in an amount equal to 0.5% per annum times the result of (a) the Maximum Revolver Amount then in effect, less (b) the average Daily Balance of Advances that were outstanding during the immediately preceding month (the “Unused Line Fee”).
          (b) Reserved.
          (c) Reserved.
          (d) Administrative Fee. Borrower shall pay Lender an administrative fee of $10,000 per annum during the term of this facility (the “Administrative Fee”). The Administrative Fee shall in no way limit Borrower’s obligations to pay any other fee, or reimburse Lender for any cost or expense, under the Loan Documents. The Administrative Fee shall be payable on the Closing Date and each anniversary thereof.
3. CONDITIONS; TERM OF AGREEMENT
     3.1 Conditions Precedent to Initial Extension of Credit. The obligation of Lender to make the initial Advance (or otherwise to extend any credit provided for hereunder on the

Closing Date) is subject to the prior fulfillment, to the satisfaction of Lender in its sole discretion, of each of the conditions precedent set forth below:
          (a) the transactions contemplated under the Purchase and Sale Documents shall have been consummated in accordance with the terms thereof, without waiver of any material condition by Lender;
          (b) Lender shall have received a certified true, accurate and complete copy of the Senior Credit Agreement, all of which shall be satisfactory to Lender, which is in full force and effect;
          (c) Lender shall have received the following duly executed and delivered Loan Documents, in form and substance satisfactory to Lender, and each such document shall be in full force and effect:
     (i) this Agreement (with all exhibits and schedules attached);
     (ii) the Revolving Credit Note;
     (iii) the EPI Intercreditor & Subordination Agreement;
     (iv) the Schurman Family Intercreditor & Subordination Agreement; and
     (v) any other documents or agreements required by Lender.
          (d) no “default” or “event of default” (as such terms or similar terms are defined in any of (i) the Senior Credit Agreement, (ii) the Schurman Family Notes or (iii) the EPI Notes) shall have occurred and be continuing on the date of such Advance, or shall result from the making of such Advance;
          (e) Lender shall have received a pro forma Compliance Certificate dated as of the Closing Date;
          (f) Lender shall have received the Solvency Certificate and Lender shall otherwise be satisfied, in its Permitted Discretion, with the capital structure of Borrower and its Affiliates;
          (g) Lender shall have received a certificate from the Secretary of Borrower attesting to and attaching the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party and authorizing specific officers of Borrower to execute the same;
          (h) Lender shall have received Shareholder Consents from at least 85% of all shareholders of Borrower and copies of all consents, approvals, and registrations described on Schedule 4.5;

          (i) Lender shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower, in form and substance satisfactory to Lender;
          (j) Lender shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;
          (k) Reserved;
          (l) Lender shall have received the Business Plan, in form and substance satisfactory to Lender in their Permitted Discretion;
          (m) Borrower shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;
          (n) Lender shall have received evidence satisfactory to it in its Permitted Discretion that Borrower has received all consents, licenses, approvals or evidence of other actions required by any Person, including any Governmental Authority, in connection with the execution and delivery by Borrower of this Agreement or any other Loan Document or with the consummation of the transactions contemplated hereby or thereby;
          (o) Lender shall have received an Officer’s Closing Certificate dated as of the Closing Date, the form and substance of which shall be satisfactory to Lender;
          (p) Lender shall have received a certified copy of the following:
     (i) Schurman Family Notes and the EPI Notes;
     (ii) evidence of the termination and cancellation of (A) the warrants issued by Borrower and (B) the Preferred Stock; and
     (iii) any Shareholder Agreements.
          (q) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.
     3.2 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advance (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
          (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b) Lender shall be satisfied that the proceeds of such Advance will be issued solely for the purposes permitted pursuant to Section 6.15;
          (c) Lender shall have received an officer’s certificate signed by an Authorized Person attesting to and attaching a resolution of the approval of all eligible directors, which shall not include any Institutional Director (as such term is defined in the Stockholders Agreement of the Borrower as in effect on the date hereof) who abstains or recuses herself or himself from the action (i) authorizing such Advance and (ii) acknowledging that based on Borrower’s current financial condition and in the Board of Directors’ good faith determination, such Advance is the only funding option of those currently available to Borrower to make any such payment as described in Section 6.15;
          (d) no “default” or “event of default” (as such terms or similar terms are defined in any of (i) the Senior Credit Agreement, (ii) the Schurman Family Notes or (iii) the EPI Notes) shall have occurred and be continuing on the date of such extension of credit, or shall result from the making of such Advance;
          (e) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
          (f) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Lender, or any of their Affiliates; and
          (g) no Material Adverse Change shall have occurred since April 1, 2009.
     3.3 Term. This Agreement shall become effective upon the Closing Date. Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default other than an Event of Default pursuant to Sections 7.4 or 7.5. This Agreement shall automatically terminate without notice upon the occurrence of an Event of Default pursuant to Sections 7.4 or 7.5. Borrower shall have the right to terminate this Agreement pursuant to Section 3.5. If not earlier terminated, this Agreement shall terminate on the Revolving Credit Maturity Date.
     3.4 Effect of Termination. On the Revolving Credit Termination Date, all Revolving Credit Obligations immediately shall become due and payable without notice or demand.
     3.5 Early Termination by Borrower; Reduction of Commitment.
          (a) Borrower has the option, at any time upon 90 days prior written notice to Lender, to terminate the Revolving Credit by paying to Lender, in cash, the Obligations (other than any inchoate Obligations which have not been asserted and are not otherwise known to Borrower or Lender) in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations in full, on the date set forth as the date of termination of this Agreement in such notice.
          (b) Reserved.

          (c) Borrower may from time to time, by written notice to Lender, reduce the unused Commitment, provided that Borrower shall not reduce the Commitment if, after giving effect to any concurrent prepayment of any outstanding Obligations in accordance with this Section, the sum of the outstanding Obligations would exceed an amount equal to the difference of (i) the Maximum Revolver Amount minus (ii) the undrawn face amount of the Letter of Credit (Bridge).
4. REPRESENTATIONS AND WARRANTIES.
     In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of each certificate delivered pursuant to Section 5.2 hereof (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.
     4.1 No Encumbrances. Borrower has good and legally marketable title to all of its property, free and clear of Liens except for Permitted Liens.
     4.2 Records. Borrower keeps correct and accurate Books itemizing and describing the type, and quantity of its Inventory and Equipment and the book value thereof.
     4.3 Legal Status. Borrower represents and warrants that (a) Borrower’s exact legal name is that indicated on Schedule 4.3 and on the signature page hereof; (b) Borrower is an organization of the type, and is organized in the jurisdiction, set forth on Schedule 4.3; (c) Schedule 4.3 accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; and (d) Schedule 4.3 accurately sets forth Borrower’s place of business or, if more than one, its chief executive office, as well as Borrower’s mailing address, if different.
     4.4 Due Organization and Qualification; Subsidiaries.
          (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.
          (b) Set forth on Schedule 4.4(b), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.4(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. The Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock. As of the Closing Date, there is no preferred Stock of Borrower. The preferred Stock of Borrower was converted to common Stock in connection with the Purchase and Sale. No previous holder of any preferred Stock of Borrower received any Restricted Payment, or is entitled to receive any Restricted Payment, in connection with such conversion or otherwise.

          (c) Set forth on Schedule 4.4(c), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and nonassessable.
          (d) Except as set forth on Schedule 4.4(d) hereto, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or its Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. The Existing Warrants have been cancelled and terminated in connection with the Purchase and Sale. No previous Existing Warrant-holder received any Restricted Payment, or is entitled to receive any Restricted Payment, in connection with such cancellation or otherwise.
          (e) Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s or Subsidiary’s capital Stock or any security convertible into or exchangeable for any such capital Stock.
     4.5 Due Authorization; No Conflict.
          (a) The execution, delivery, and performance by Borrower of this Agreement, the other Loan Documents and the Purchase and Sale Documents have been duly authorized by all necessary action on the part of Borrower.
          (b) The execution, delivery, and performance by Borrower of this Agreement, the other Loan Documents and the Purchase and Sale Documents do not and will not (i) violate any provision of Applicable Law, or the Governing Documents of Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Borrower which could reasonably be expected to result in a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of Borrower other than consents and approvals which have been already obtained prior to the Closing Date, or as set forth on Schedule 4.5.
          (c) The execution, delivery, and performance by Borrower of this Agreement, the other Loan Documents and the Purchase and Sale Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person other than registrations, consents and approvals which have been already made or obtained prior to the Closing Date, or as set forth on Schedule 4.5.
          (d) This Agreement, the other Loan Documents and the Purchase and Sale Documents, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
     4.6 Litigation.
          (a) Other than those matters disclosed on Schedule 4.6(a) and immaterial matters where the amount in controversy is less than $250,000, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, as applicable. Schedule 4.6(a) includes, as applicable, for each matter set forth thereon (i) the name, docket number and jurisdiction for such matter, (ii) the status of such proceeding, and (iii) whether such matter is covered by an insurance policy and, if so, the insurance carrier, the policy number and the deductible amount associated with such insurance policy.
          (b) There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, as applicable, that question the validity or enforceability of this Agreement, any other Loan Document or the Purchase and Sale Documents or any action taken by Borrower in connection therewith.
     4.7 No Material Adverse Change. All financial statements relating to Borrower (including any Projections with respect to Acquired Assets and the Purchase and Sale) that have been delivered by Borrower to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects Borrower’s financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to Lender. The consummation of the transactions contemplated by the Purchase and Sale Documents shall not cause a Material Adverse Change.
     4.8 Fraudulent Transfer. After giving effect to the Purchase and Sale (and the transactions contemplated thereby and hereby):
          (a) Borrower is Solvent;
          (b) no transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower; and
          (c) no transfer of property is being made by Borrower without receiving a reasonably equivalent value in exchange for such transfer and Borrower’s remaining assets are not unreasonably small in relation to their businesses.
Lender acknowledges that the representation of Borrower in Section 4.8(a) is made in reliance upon the Business Plan. Lender further acknowledges that it has contributed certain financial data and other information, including certain assumptions, concerning the Acquired Assets to the Business Plan. For purpose of the representation in Section 4.8(a), Borrower has assumed, with the permission of Lender, the truth and accuracy of all data and information contributed by Lender that has been incorporated into the Business Plan.
     4.9 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
     4.10 Environmental Condition. Except as set forth on Schedule 4.10, (a) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been used by Borrower or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has not received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower, and (d) Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.
     4.11 Brokerage Fees. Borrower has not utilized the services of any broker or finder in connection with Borrower’s obtaining financing from Lender under this Agreement and no brokerage commission or finders fee is payable by Borrower in connection herewith.
     4.12 Intellectual Property. Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 4.12 is a true, correct, and complete listing of all patents, patent applications, registered trademarks, trademark applications, registered copyrights, and copyright registration applications as to which Borrower is the owner or is an exclusive licensee. All licenses set out in Schedule 4.12 are in good standing and there have been no defaults thereunder by Borrower or, to the knowledge of Borrower, by any other party thereto. All royalty fees have been paid on the patents and patent applications owned by Borrower and set out in Schedule 4.12 and all renewal fees have been paid on the registered trademarks owned by Borrower.
     4.13 Leases. Borrower enjoys peaceful and undisturbed possession under all leases (including subleases) material to the business of Borrower and to which Borrower is a party or under which Borrower is operating other than any sublease to which the Sublease Requirement applies but has not been satisfied. Except for any failure to comply with the Sublease Requirement, all of such leases are valid and subsisting and no material default by Borrower exists under any of them.
     4.14 Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of Borrower outstanding immediately prior to the Closing Date that is to remain outstanding immediately after the Closing Date. Such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principle terms thereof and whether (and to what extent) such Indebtedness is secured.

     4.15 Filing of Tax Returns and Payment of Taxes. Except where the failure to do so could not reasonably result in a Material Adverse Change:
          (a) Borrower has duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by it in respect of Taxes, and has duly and timely paid, or caused to be duly and timely paid, all Taxes due and payable by it as required by Applicable Law, including all Taxes assessed, reassessed or for which a demand for payment was made by any Governmental Authority, except when and so long as the validity of any such Taxes is being contested in good faith by it or any other Person on its behalf through appropriate proceedings, such contest is a Permitted Protest, and adequate provisions for such Taxes have been made in its financial statements in accordance with GAAP.
          (b) Borrower has duly and timely withheld, or caused to be duly and timely withheld, all Taxes and other amounts required to be withheld by it in accordance with Applicable Law from any amount paid, or credited, or deemed to be paid or credited by it to or for the account of any Person (including any employees, officers or any non-resident Person), and has duly and timely remitted, or caused to be duly and timely remitted, to the appropriate Governmental Authority such Taxes required by Applicable Law to be remitted by it.
          (c) Borrower has not failed to pay any Taxes which has or would result in a Lien (other than a Permitted Lien) on its property. Borrower has only contested a Permitted Lien that is subject to a Permitted Protest.
     4.16 Royalty Payments. Schedule 4.16 lists all contracts or other agreements between Borrower and any other Person pursuant to which Borrower has made any royalty or similar payments in either of the two Fiscal years prior to the Closing Date.
     4.17 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to Lender will be, as of the date provided, true and accurate in all material respects on the date as of which such information is dated or certified or otherwise speaks and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Business Plan (giving effect to the Purchase and Sale) represents, and as of the date on which any other Business Plan is delivered to Lender, such additional Business Plans represent, Borrower’s good faith best estimate of its future performance for the periods covered thereby.
     4.18 Reserved.
     4.19 Insurance. Schedule 4.19 annexed hereto, is a schedule of all insurance policies owned by Borrower or under which Borrower is the named insured. Each such policy is in full force and effect. Neither the issuer of any such policy nor Borrower is in default or violation of any such policy. The coverage reflected on Schedule 4.19 satisfies the requirements of Section 5.6.
     4.20 Requirements of Law. To Borrower’s knowledge, Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all requirements of Applicable Law except where the failure of such compliance will not be reasonably likely to result in a Material Adverse Change. Borrower has not received any notice of any violation of any requirement of law (other than of a violation which could not be reasonably likely to result in a Material Adverse Change) which violation has not been cured or otherwise remedied.
     4.21 No Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any Borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
     4.22 Investment Company Status. Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     4.23 No Events of Default. As of any date of determination, both before and after giving effect to the making of any Advances, there are no Events of Default.
     4.24 Use of Proceeds. The proceeds of any Advance is neither intended or anticipated to be used nor been used in any way which would cause a breach of Section 6.15 or otherwise result in an Event of Default.
     4.25 Shareholder Agreements. Schedule 4.25 lists all Shareholder Agreements in place as of the Closing Date, including any voting agreements among shareholders, concerning any class or all classes of Borrower’s capital stock, including Preferred Stock.
     4.26 Investments. Schedule 4.26 lists all Investments of Borrower, or any agreements or other legally binding commitments made by Borrower to invest in any Person, existing as of the Closing Date.
5. AFFIRMATIVE COVENANTS.
     Borrower covenants and agrees that, so long as this Agreement and any other Loan Document remains in effect and until full and final payment of the Obligations (other than any inchoate Obligations which have not been asserted and are not otherwise known to Borrower or Lender), Borrower shall and shall cause each of its Subsidiaries to do all of the following:
     5.1 Accounting System. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP.
     5.2 Financial Statements, Reports, Certificates. Deliver to Lender:

          (a) as soon as available, but in any event within 15 days after the end of each month during each of Borrower’s Fiscal years,
          (i) a Borrower prepared Consolidated and individual balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period and comparing the then current Business Plan and the same period during the prior year on a Consolidated, consolidating and individual basis,
          (ii) a certificate signed by the chief financial officer of Borrower to the effect that:
     (A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to fiscal year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries,
     (B) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and
     (C) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).
          (b) Reserved;
          (c) as soon as available, but in any event within 90 days after the end of Borrower’s Fiscal year, Consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such Fiscal year, audited by independent certified public accountants selected by Borrower and reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management) together with a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default;
          (d) as soon as available but in any event:
          (i) within 15 days after the end of each month during the first twelve calendar months after the Closing Date copies of Borrower’s monthly Business Plan, for the next four week period, on a week-by-week basis; and
          (ii) prior to the last Business Day of each January, in each Fiscal year of Borrower, copies of Borrower’s annual Business Plan, for the forthcoming year, on a month-by-month basis, year by year;

each such Business Plan to be in form and substance (including as to scope and underlying assumptions) satisfactory to Lender in its Permitted Discretion certified by the chief financial officer of Borrower (in such officer’s capacity as such and not individually) as being such officer’s good faith best estimate of the financial performance of Borrower and its Subsidiaries during the period covered thereby,
          (e) if and when filed by Borrower,
          (i) any filings made by Borrower with the SEC or any other securities commission in any other jurisdiction,
          (ii) copies of Borrower’s federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service or any other relevant Governmental Authority, and
          (iii) any other information that is provided by Borrower to its shareholders generally solely in their capacities as shareholders,
          (f) if and when filed by Borrower and as reasonably requested by Lender, satisfactory evidence of payment of any applicable Taxes in each jurisdiction in which (i) Borrower is required to pay any Taxes, (ii) where Borrower’s failure to pay any such applicable Taxes would result in a Lien (other than a Permitted Lien) on the properties or assets of Borrower, or (iii) where Borrower’s failure to pay any such applicable Taxes reasonably could be expected to result in a Material Adverse Change,
          (g) as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrower propose to take with respect thereto, and
          (h) upon the request of Lender, any other report reasonably requested relating to the financial condition of Borrower.
Borrower agrees that it and its Subsidiaries will have the same Fiscal year. Borrower agrees that its independent certified public accountants are authorized to communicate with Lender and to release to Lender whatever financial information concerning Borrower that Lender reasonably may request. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement, and agree that Lender may contact directly any such accounting firm or service bureau in order to obtain such information.
     5.3 Returns. Account for returns of Inventory and Customer Credit Liabilities and record the effects thereof on the general ledger on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.
     5.4 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to Borrower’s business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.
     5.5 Tax Matters.
          (a) Duly and timely file, or cause to be duly and timely filed, all Tax Returns required to be filed by it in respect of Taxes, and duly and timely pay, or cause to be duly and timely paid, all Taxes due and payable by it as required by Applicable Law, including all Taxes assessed, reassessed or for which a demand for payment is made by any Governmental Authority, except when and so long as the validity of any such Taxes is being contested in good faith by it or any other Person on its behalf through appropriate proceedings, and such contest is a Permitted Protest and adequate provisions for such Taxes have been made in its financial statements in accordance with GAAP or where the failure to pay such Tax will not be reasonably likely to result in, or result in, a Material Adverse Change.
          (b) Borrower will duly and timely withhold, or cause to be duly and timely withheld, all material Taxes required to be withheld by it in accordance with Applicable Law from any amount paid, or credited, or deemed to be paid or credited by it to or for the account of any Person (including any employees, officers or any non-resident Person), and will duly and timely remit, or cause to be duly and timely remitted, to the appropriate Governmental Authority such Taxes required by Applicable Law to be remitted by it.
          (c) Borrower will not fail to pay any Taxes or other amounts which would result in a Lien (other than a Permitted Lien) on its property. Borrower shall only contest a Permitted Lien that is subject to a Permitted Protest.
          (d) Borrower will, upon written request, furnish to Lender satisfactory evidence that Borrower has paid such Taxes in each jurisdiction in which Borrower is required to pay such Taxes.
     5.6 Insurance.
          (a) At Borrower’s expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Lender. Borrower shall deliver copies of all such policies to Lender.
          (b) Borrower shall give Lender prompt notice of any material loss covered by such insurance. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be applied either to the prepayment of the obligations under the Senior Credit Agreement or shall be used to fund the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be affected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.
     5.7 Location of Inventory and Equipment. Keep the Inventory and Equipment at the locations identified on Schedule 5.7 (except for Inventory or Equipment in transit and except for samples) or such other locations identified by written notice to Lender not less than 10 Business Days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States.
     5.8 Compliance with Laws. Comply with the requirements of all Applicable Law, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.
     5.9 Leases. Pay when due all rents and other amounts payable and perform all material obligations under any material leases and subleases to which Borrower is a party or by which Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.
     5.10 Existence. At all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to Borrower’s businesses, including those with respect to trademark licenses and the Purchase and Sale Documents.
     5.11 Environmental. Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests, (c) promptly notify Lender of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Lender with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.
     5.12 Immediate Notice to Lender. Borrower shall provide Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:
          (a) the occurrence of any “default” or “event of default” under any of the EPI Notes, the Schurman Family Notes or the Senior Credit Agreement;
          (b) any notices provided to the Senior Lender pursuant to the Senior Credit Agreement and not otherwise delivered to Lender, other than borrowing notices;

          (c) any change in the Authorized Persons;
          (d) any cessation by Borrower of its making payment to its creditors generally as Borrower’s debts become due;
          (e) any failure by Borrower to pay rent at any of Borrower’s locations, which failure continues for more than two Business Days following the last day on which such rent was payable without more than a minimal adverse effect on Borrower;
          (f) any Material Adverse Change;
          (g) the occurrence of any Default or Event of Default;
          (h) any intention on the part of Borrower to discharge Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity;
          (i) any litigation which, if determined adversely to Borrower, could reasonably be expected to result in a Material Adverse Change;
          (j) at Lender’s request, Borrower shall provide Lender, when so distributed, with copies of all national or otherwise material advertising copy (including print advertising and video and radio advertising);
          (k) provide Lender, when received by Borrower, with a copy of any management letter or similar communications from any accountant of Borrower; and
          (l) provide Lender with prompt written notice upon the acquisition or formation of any Subsidiary.
     5.13 Disclosure Updates. Promptly and in no event later than five Business Days after an Authorized Person or other senior officer of Borrower obtains actual knowledge thereof, (a) notify Lender if any written information, exhibit, schedule, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made at the time made, or (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.
     5.14 Solvency. Borrower shall be in compliance with Section 4.8 hereof.
     5.15 Line of Business: Borrower and Subsidiaries. Neither Borrower nor any of its Subsidiaries shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto (the conduct of which reasonably related business is reflected in the then current Business Plan).
     5.16 Royalty Payments. In the event that, as of the end of any Fiscal quarter, Schedule 4.16 fails to list the Persons to which Borrower paid royalty payments or any other similar payment in the previous Fiscal quarter, Borrower shall, within 15 days after the end of such

Fiscal quarter, provide Lender with an appendix to such Schedule providing details of the Persons to which Borrower paid royalty payments or any other similar payment in the previous Fiscal quarter.
6. NEGATIVE COVENANTS.
     Borrower covenants and agrees that, so long as this Agreement and any other Loan Document remains in effect and until full and final payment of the Obligations (other than any inchoate Obligations which have not been asserted and are not otherwise known to Borrower or Lender), Borrower will not, and will not permit any of its Subsidiaries to do, any of the following:
     6.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
          (a) Indebtedness evidenced by this Agreement and the other Loan Documents;
          (b) Indebtedness set forth on Schedule 4.14;
          (c) Permitted Purchase Money Indebtedness;
          (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness;
          (e) Indebtedness comprising Permitted Investments; and
          (f) Indebtedness secured by Permitted Liens;
          (g) Subordinated Indebtedness;
          (h) Senior Indebtedness; and
          (i) other Indebtedness not to exceed $22,000 in the aggregate at any time outstanding.

     6.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).
     6.3 Restrictions on Fundamental Changes.
          (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock or otherwise change Borrower’s type of organization, jurisdiction of organization or other legal or corporate structure.
          (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
          (c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets (other than as a Permitted Disposition).
          (d) Purchase or otherwise acquire substantially all of the capital stock or all or substantially all of the assets of any other Person with a value of more than $250,000 in the aggregate.
     6.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of Borrower.
     6.5 Change of Name or Address. Change Borrower’s name or organizational identification number or relocate Borrower’s chief executive office to a new location; provided, however, that Borrower may change its name or chief executive office location upon at least 30 days prior written notice by Borrower to Lender of such change.
     6.6 Nature of Business. Make any change in the principal nature of Borrower’s business except as otherwise permitted by Section 5.15.
     6.7 Prepayments and Amendments.
          (a) Except in connection with a refinancing permitted by Section 6.1(d) and regularly scheduled payments not prohibited under the terms of any subordination agreement, prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower, other than the Obligations in accordance with this Agreement.
          (b) Except in connection with a refinancing permitted by Section 6.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 6.1(b), (c), (g) or (h).

          (c) Directly or indirectly, amend, modify, alter, increase or change any of the terms or conditions of any Purchase and Sale Document without Lender’s prior consent.
     6.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.
     6.9 Distributions. Make or permit any Subsidiary to, directly or indirectly (i) declare, order, pay or make any Restricted Payment or (ii) set aside any sum or property therefore or exercise any set-off or similar rights of Borrower, if any, with respect to any Subordinated Indebtedness.
     6.10 Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding Borrower’s financial condition.
     6.11 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment.
     6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower (including, without limitation, purchases of Inventory and other transactions between Borrower or any of its Affiliates) except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms, fully disclosed to Lender in reasonable detail, no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.
     6.13 Store Openings and Closings. Commit to open, open or close any location at which Borrower maintains, offers for sale or stores any Inventory unless Borrower has provided Lender at least 30 days’ prior written notice of such commitment, opening or closing and (i) in the case of any such opening, such opening is consistent with the then current Business Plan or Lender has consented thereto in writing or (ii) in the case of any such closing, such closing is consistent with the then current Business Plan or Lender has consented thereto in writing and is conducted in a manner consistent with Borrower’s historical store closing practices, including, without limitation, as to any third party agent that Borrower propose to employ in connection therewith, provided further that if Borrower intends that 5% or more of Borrower’s (individually as to Borrower or in the aggregate among Borrower and its Subsidiaries) stores are to be closed within any Fiscal year or within any period of 12 consecutive months (“Multiple Closing Minimum”), Borrower must retain a nationally-recognized liquidator (or such other Person approved by Lender) as either a consultant or liquidator in connection with the closing of each of such stores. Borrower may purchase Real Property as part of any store opening permitted hereunder provided that (i) such purchase is consistent with the current Business Plan approved by Lender, (ii) the financing of such purchase of Real Property is permitted hereunder and is consistent with the current Business Plan approved by Lender, and (iii) such purchase and, if applicable, the financing thereof, are consented to by Lender in its sole discretion.

     6.14 Suspension. Suspend or go out of a substantial portion of Borrower’s business.
     6.15 Use of Proceeds. Use the proceeds of the Advances for any purpose other than making (a) any scheduled or required payment of interest or principal of the Senior Indebtedness, or subject to the terms of the applicable Subordination Agreement, the Subordinated Indebtedness, (b) a payment of rent under any sublease listed on Schedule 6.15 or (c) a payment of payroll obligations of Borrower or its Subsidiaries that are due and payable.
     6.16 Benefit Plans. No Borrower, any of its Subsidiaries, or any of their ERISA Affiliates shall maintain or contribute to any Benefit Plan.
     6.17 Warrants. Borrower shall not, and shall not permit any Subsidiary to, grant or issue any warrants with respect to its Stock.
     6.18 Shareholder Agreements. None of the Shareholder Agreements described on Schedule 4.25 shall be amended, modified, superseded, waived, or replaced without Lender’s prior written consent (not to be unreasonably withheld or delayed).
     6.19 Fiscal Year. Borrower shall not change its Fiscal year from the current twelve month period that comprises its Fiscal year as of the Closing Date.
7. EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     7.1 Payment. If Borrower fails to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);
     7.2 Covenants, etc.
          (a) If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Articles 5 or 6 of this Agreement or in any of the other Loan Documents;
          (b) If Borrower fails to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of 15 days after the first to occur of Borrower’s actual knowledge thereof or notice thereof from Lender to Borrower;
     7.3 Attachment. If any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

     7.4 Insolvency. If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;
     7.5 Involuntary Insolvency. If an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries and any of the following events occur: (a) Borrower or the applicable Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee or interim receiver or a trustee or receiver is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been entered therein;
     7.6 Injunction. If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order or otherwise from continuing to conduct all or any material part of its business affairs;
     7.7 Levy. If a notice of Lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, governmental agency or other Governmental Authority, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon Borrower’s or any of its Subsidiaries’ assets and the same is not paid on the payment date thereof;
     7.8 Judgment. If one or more judgments or orders for the payment of money is rendered against Borrower in excess of $250,000 in the aggregate (provided, that, any judgment covered by insurance where the insurer has assumed responsibility in writing for such judgment and acknowledged that Borrower will receive the proceeds of such insurance within 30 days of the issuance of a final, non-appealable judgment and execution thereon is effectively stayed shall not be included in calculating such amount) and shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any of its assets having a value in excess of $250,000 and shall remain undischarged or unvacated for a period in excess of 30 days or execution shall at any time not be effectively stayed;
     7.9 Material Agreements. If there is a default by Borrower in any Purchase and Sale Document or by any party (other than Lender) in any other agreement material to the operations of the business of Borrower to which Borrower or any of its Subsidiaries is a party and such default (a) occurs at the final maturity of the obligations thereunder (with respect to monetary obligations) or on the date required for performance (with respect to performance obligations), or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiaries’ obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, unless such default is a monetary default and the amount necessary for Borrower to pay to cure such default is less than $250,000 and Borrower has established adequate reserves therefor and is contesting such default in good faith;

     7.10 Insurance. Any event occurs, as a result of which revenue-producing activities (except to the extent such lost revenue is promptly replaced with business interruption insurance) cease or are substantially curtailed at (a) any of Borrower’s principal distribution centers and such cessation or curtailment continues for more than five Business Days or (b) any other facility or facilities of Borrower generating more than 10% of Borrower’s Consolidated revenues for Borrower’s Fiscal year preceding such event, and such cessation or curtailment continues for more than 20 days;
     7.11 Subordinated Debt. If Borrower or any of its Subsidiaries makes any payment on account of Subordinated Indebtedness, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
     7.12 Misrepresentation. If any material misstatement or misrepresentation exists in any warranty, representation, statement, or Record made to Lender by Borrower, its Subsidiaries, or any officer, employee, agent, or director of Borrower or any of its Subsidiaries;
     7.13 Loan Documents. Any provision of any Loan Document or any Purchase and Sale Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by or on behalf of Borrower, or a proceeding shall be commenced seeking to establish the invalidity or unenforceability thereof (as the case may be), or Borrower shall deny that Borrower has any liability or obligation purported to be created under any Loan Document or any Purchase and Sale Document, in each case other than in connection with any Leasehold Interest subject to the Sublease Requirement;
     7.14 Material Adverse Change. If there is a Material Adverse Change;
     7.15 Change of Control. If a Change of Control shall occur without the consent of Lender; or
     7.16 Material Restraint. The indictment of, or institution of any legal process or proceeding against Borrower or its Subsidiary where the relief, penalties or remedies sought or available include the forfeiture of any property of Borrower or Subsidiary and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by Borrower of its business in the ordinary course or would otherwise result in a Material Adverse Change.
8. LENDER’S RIGHTS AND REMEDIES.
     8.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender may exercise any of the rights and remedies provided for in this Agreement or any other Loan Document or otherwise available to it at law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by Borrower:
          (a) declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b) cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;
          (c) terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender but without affecting the Obligations;
          (d) without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) Indebtedness at any time owing to or for the credit or the account of Borrower held by Lender; and
          (e) Lender shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents.
     8.2 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative and may be exercised simultaneously. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.
9. TAXES AND EXPENSES.
     If Borrower fails to pay any monies (whether Taxes or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) set up such reserves in Borrower’s Loan Account as Lender deems necessary to protect itself from the exposure created by such failure. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
10. WAIVERS; INDEMNIFICATION.
     10.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of intention to accelerate, notice of acceleration, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender on which Borrower may in any way be liable.
     10.2 Indemnification. Borrower shall pay, indemnify, defend, and hold Lender, Lender-Related Persons, and each of their respective officers, directors, employees, agents,

attorneys, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.2 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. Borrower shall be subrogated to an Indemnified Person’s rights of recovery to the extent of any liabilities satisfied by Borrower and such Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the execution thereof; provided, however, that, and, notwithstanding the foregoing to the contrary, such subrogation rights of Borrower may not be exercised until payment in full of all Obligations due hereunder and the termination of Lender’s obligation to make Advances under the Revolving Credit and shall be subordinate to the Obligations due Lender in all respects. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
     10.3 Costs and Expenses of Lender.
          (a) Borrower shall pay from time to time on demand all costs of collection, Lender Expenses and all reasonable costs, expenses, and disbursements (including reasonable attorneys’ fees and expenses) which are incurred by Lender in connection with the preparation, negotiation, execution, administration and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Obligations.
          (b) Borrower shall pay from time to time on demand all Lender Expenses (including reasonable attorneys’ fees and reasonable attorneys’ expenses) incurred, following the occurrence of any Event of Default, by Lender.

          (c) Borrower authorizes Lender to pay all such fees and expenses, and in Lender’s discretion, to add such fees and expenses to the Loan Account.
          (d) The undertaking on the part of Borrower in this Section 10.3 shall survive payment of the Obligations and/or any termination, release, or discharge executed by Lender in favor of Borrower, other than a termination, release, or discharge which makes specific reference to this Section 10.3.
11. NOTICES.
     Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the others relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile (with a confirming receipt from the sending machine) to Borrower or Lender, as the case may be, at its address set forth below:
If to Borrower: Schurman Fine Papers, d/b/a Papyrus 500 Chadbourne Road Caller Box 6030 Fairfield, CA 94533 Attn: Tom Shaw With a copy to: Dominique Schurman Fax No: (707) 428-0641

With copies to: Morgan Lewis & Bockius LLP One Market Spear Street Tower San Francisco, CA 94024 Attn: Scott Karchmer, Esquire Fax No: (415) 442-1001

If to Lender: American Greetings Corporation One American Road Cleveland, Ohio 44144 Attn: Chris Haffke Fax No: (216) 252-6741

with copies to: Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 Attn: Rachel Rawson Fax No: (216) 579-0212
     Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail.
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          (b) BORROWER AND LENDER IRREVOCABLY CONSENT AND SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE NEW YORK COUNTY SUPREME COURT OF THE STATE OF NEW YORK AND ANY COURT TO WHICH AN APPEAL MAY BE TAKEN THEREFROM AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICHEVER LENDER MAY ELECT. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY ASSETS OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH ASSETS OR OTHER PROPERTY MAY BE FOUND. BORROWER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
          (c) BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. MISCELLANEOUS PROVISIONS.
     13.1 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release Borrower from its Obligations.
     13.2 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     13.3 No Waivers; Cumulative Remedies. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document nor any delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish its rights thereafter to require strict performance by Borrower of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.
     13.4 Reliance by Lender. Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telex, or facsimile) reasonably believed by Lender to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of attorneys, accountants and other experts selected by Lender.
14. GENERAL PROVISIONS.
     14.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Lender.
     14.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     14.3 Reserved.
     14.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     14.5 Amendments in Writing. This Agreement only can be amended by writing in accordance with Section 13.2.

     14.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis, except as otherwise specifically provided therein or therefor.
     14.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     14.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
     14.9 Reserved.
     14.10 Press Releases. The Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) Borrower or its Affiliate is required to do so under Applicable Law and then, in any event, Borrower or its Affiliate will consult with Lender before issuing such press release or other public disclosure. Borrower, on their own behalf and on behalf of its Affiliates, consents to the publication by Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or Affiliates name, product photographs, logo or trademark. Lender shall provide a draft reasonably in advance of any advertising material to Borrower for review and comment prior to the publication thereof.
     14.11 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the other Loan Documents.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SCHURMAN FINE PAPERS d/b/a PAPYRUS, as Borrower
By:	/s/ Thomas A. Shaw
	Name:	Thomas A. Shaw
	Title:	Chief Financial Officer

AMERICAN GREETINGS CORPORATION, as Lender
By:	/s/ Catherine M. Kilbane
	Name:	Catherine Kilbane
	Title:	Senior Vice President, General Counsel & Secretary

Signature Page to Loan Agreement — Papyrus